Exhibit 5.1

RICHARDS, LAYTON & FINGER

A PROFESSIONAL ASSOCIATION

ONE RODNEY SQUARE
920 NORTH KING STREET
WILMINGTON, DELAWARE 19801
(302) 651-7700
FAX: (302) 651-7701
 WWW.RLF.COM

October 19, 2006

Suburban Propane Partners, L.P.
One Suburban Plaza
240 Route 10 West
P.O. Box 206
Whippany, NJ 07981-0206

Re:    Suburban Propane Partners, L.P.

Ladies and Gentlemen:

We have acted as special Delaware counsel for the Audit Committee of Suburban Propane Partners, L.P., a Delaware limited partnership (the ‘‘Partnership’’), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

(a)	The Certificate of Limited Partnership of the Partnership, dated December 18, 1995, as filed in the office of the Secretary of State of the State of Delaware (the ‘‘Secretary of State’’) on December 18, 1995;

(b)	The Amended and Restated Certificate of Limited Partnership of the Partnership, dated May 26, 1999 (the ‘‘Partnership Certificate’’), as filed in the office of the Secretary of State on May 26, 1999;

(c)	The Agreement of Limited Partnership of the Partnership, dated as of December 18, 1995, among Suburban Propane GP, Inc., as general partner, Quantum Chemical Corporation as the Organizational Limited Partner (as defined therein), and the other persons or entities who become partners in the Partnership or parties thereto as provided therein;

(d)	The Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of March 4, 1996 (the ‘‘First Amended Partnership Agreement’’), among Suburban Propane GP, Inc., as general partner, Quantum Chemical Corporation as the Organizational Limited Partner (as defined therein), and the other persons or entities who become partners in the Partnership or parties thereto as provided therein;

(e)	The Bill of Sale, Assignment and Assumption Agreement, dated as of May 26, 1999, between Suburban Propane GP, Inc., and Suburban Energy Services Group LLC;

(f)	The Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 26, 1999, among Suburban Energy Services Group LLC, a Delaware limited liability company (the ‘‘General Partner’’), as general partner, and the Persons who are or become Partners in the Partnership or parties thereto as provided therein;

(g)	The Third Amended and Restated Agreement of Limited Partnership of the Partnership, dated October 19, 2006 (the ‘‘Partnership Agreement’’) among the General Partner and the Persons who are or become Partners in the Partnership or parties thereto as provided therein;

(h)	The minutes of a special meeting of the Audit Committee of the Board of Supervisors of the Partnership, held on July 27, 2006;

(i)	The minutes of a special meeting of the Board of Supervisors of the Partnership, held on July 27, 2006;

(j)	A Certificate of the Secretary of the Partnership, dated as of October 19, 2006, as to certain matters;

(k)	The Exchange Agreement, dated as of July 27, 2006 (the ‘‘Exchange Agreement’’), among the Partnership, Suburban Propane, L.P., and the General Partner, relating to the issuance by the Partnership to the General Partner of 2,300,000 Common Units (as defined in the Partnership Agreement) (each, a ‘‘Common Unit’’ and collectively, the ‘‘Common Units’’);

(l)	The Distribution, Release and Lockup Agreement, dated as of July 27, 2006 (the ‘‘Distribution Agreement’’), among the General Partner, the holders of limited liability company interests in the General Partner who are signatories thereto (the ‘‘GP Holders’’), the holders of limited liability company interests in Suburban Energy Membership LLC who are signatories thereto (the ‘‘LLC 2 Holders’’, and collectively with the GP Holders, the ‘‘Common Unitholders’’), the Partnership and Suburban Propane, L.P., pursuant to which 2,299,216 of the Common Units (the ‘‘Registered Common Units’’) will be distributed to the Common Unitholders;

(m)	The Registration Statement on Form S-3 pursuant to the Securities Act of 1933, as amended, to be filed on or about October 19, 2006 (the ‘‘Registration Statement’’), relating to the registration by the Partnership of the Registered Common Units; and

(n)	A Certificate of Good Standing for the Partnership, dated September 19, 2006, obtained from the Secretary of State.

Capitalized terms used herein and not otherwise defined are used as defined in the Partnership Agreement.

For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (n) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (n) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

For purposes of this opinion, we have assumed (i) that the Partnership Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of partners to, and the formation, operation, management and termination of, the Partnership, (ii) that the Partnership Agreement, the Partnership Certificate, the Exchange Agreement and the Distribution Agreement are in full force and effect and have not have been amended, (iii) except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation, (iv) the legal capacity of natural persons who are signatories to the documents examined by us, (v) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (vi) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vii) the receipt by the General Partner in connection with the issuance of the Common Units by the Partnership, and by each Common Unitholder in connection with the distribution of the Registered Common Units pursuant to the Distribution Agreement, of a Certificate representing such Common Units and the exchange of consideration for the Common Units acquired by it, in accordance with the Partnership Agreement and the Exchange Agreement or the Distribution Agreement, (viii) that the books and records of the Partnership set forth all information required by the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101, et seq.) (the ‘‘Partnership Act’’), including all information with respect to the General Partner and the Common Unitholders and their contributions to the Partnership, and (ix) that the Common Units were issued to the General Partner and distributed to the Common Unitholders in accordance with the Partnership Agreement, the Exchange Agreement and the Distribution Agreement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder that are currently in effect.

Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.	The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Partnership Act.

2.	The Registered Common Units have been duly authorized and are validly issued and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable limited partner interests in the Partnership.

3.	Assuming that the Common Unitholders, as limited partners of the Partnership, do not participate in the control of the business of the Partnership, the Common Unitholders, as limited partners of the Partnership, have no liability in excess of their obligations to make contributions to the Partnership, their obligations to make other payments provided for in the Partnership Agreement, and their share of the Partnership's assets and undistributed profits (subject to the obligation of a limited partner of the Partnership to repay any funds wrongfully distributed to it).

With respect to the opinions set forth in paragraphs 2 and 3 above, the term ‘‘Common Unitholders’’ does not include a Person acting in its capacity as a general partner of the Partnership.

We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading ‘‘Legal Matters’’ in the Registration Statement. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,
/s/ Richards, Layton & Finger, P.A.

MVP/CMH